Exhibit 23

W.T. Uniack & Co. CPA’s P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of Goldland Holdings, Inc. on Form 10K and our report dated April 2, 2012, with respect to our audits of the financial statements of Goldland Holdings Co. as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010, which report appears with those financial statements referred to above. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/W.T. Uniack & Co. CPA’s P.C.

Woodstock, Georgia

April 2, 2012